Exhibit 99.1

FOR IMMEDIATE RELEASE

Agency Contact:	Company Contact:
Neil Berkman Associates	Chris Chavez, President & CEO
(310) 277-5162	(972) 309-8000
info@BerkmanAssociates.com	www.ANSmedical.com

Advanced Neuromodulation Systems
Reports Record Third Quarter Net Income
As Neuro Product Sales Increase 78%

Management Again Increases Guidance for 2003

     DALLAS, TEXAS, October 23, 2003 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) announced today that revenue for the three months ended September 30, 2003 increased 63% to a record $23,419,000 from $14,328,000 for the third quarter of 2002. Sales of ANS’ neuromodulation products for the treatment of chronic pain increased 78% to a record $20,612,000 from $11,604,000 a year earlier. Net income for this year’s third quarter increased 104% to a record $3,953,000, or $0.19 per diluted share, which included other income of $969,000 pre-tax, or $0.03 per diluted share after tax, from the reversal of an accrued tax abatement liability. This compares to net income of $1,942,000, or $0.10 per diluted share, for the third quarter of 2002.

     For the nine months ended September 30, 2003, revenue increased 67% to a record $65,414,000 from $39,224,000 for the same period last year. Neuro product revenue increased 80% to $56,587,000 from $31,422,000. Net income increased 125% to a record $9,496,000, or $0.46 per diluted share, compared to $4,228,000, or $0.24 per diluted share, for the first nine months of 2002.

     At September 30, 2003, cash and equivalents and marketable securities totaled approximately $96.6 million. ANS has no debt.

Third Quarter Operations Review

     Gross margin rose to a record 72.7% for this year’s third quarter compared to 66.1% last year, reflecting the increase in sales volume and the positive impact of transitioning to a direct sales force in two former distributors’ territories. Operating margin increased to a record 22.1% from 17.7%, even after substantial increases in R&D and marketing expenses to support the planned expansion of ANS’ neuromodulation product portfolio and the continued enhancement of its market position.

     “Our commitment to developing new products and building our operating platform has fueled ANS’ rapid growth in the past. We will continue making these investments to support further growth in the future. ANS’ success is a team effort, and our excellent third quarter results reflect outstanding performance by everyone at our company,” said Chief Executive Officer Chris Chavez.

     “Sales of ANS’ Genesis® and GenesisXPTM Totally Implantable Pulse Generator (IPG) Spinal Cord Stimulators and Renew® radio frequency (RF) neurostimulation system all increased in the third quarter versus last year, demonstrating that our products are continuing to gain acceptance from a growing number of interventional pain physicians who place their trust in ANS by prescribing our products for their patients,” Chavez said. “We are dedicated to expanding our product offerings to address current and emerging neuromodulation applications. This is the right formula for ANS’ to achieve sustained long-term growth in the neuromodulation industry, a market that will soon approach $1 billion and is growing rapidly.”

(more)

ADVANCED NEUROMODULATION SYSTEMS, INC.
6501 WINDCREST DRIVE, SUITE 100 / PLANO, TEXAS 75024 / (972) 309-8000 / FAX: (972) 309-8150

Advanced Neuromodulation Systems Reports Record Third Quarter Net Income
As Neuro Product Sales Increase 78%
October 23, 2003
Page Two

ANS to Transition Sole Remaining U.S. Distributor to Direct Sales Force

     ANS also announced that it has agreed to acquire the assets of its sole remaining U.S. distributor, State of the Art Medical Products of Clifton, New Jersey, relating to that distributor’s sale of ANS products. Six of State of the Art Medical’s direct sales people will join ANS’ direct sales force in the same roles. State of the Art Medical (SOTA) purchased $5.3 million of ANS products in 2002 and $6.1 million in the first nine months of 2003. Terms of the asset acquisition were not disclosed.

     “SOTA did a great job as ANS’ exclusive distributor in New York, New Jersey, Delaware, and Eastern Pennsylvania. These are key territories and we welcome our newest team members to ANS as we expand our presence and our investment in these important states,” Chavez said.

Management Increases Guidance for 2003

     ANS currently expects revenue for 2003 in the range of $88 million to $89.5 million and net income of between $0.63 and $0.64 per diluted share, including the $0.03 per share impact of the reversal of the accrued tax abatement liability.

Conference Call

     ANS has scheduled a conference call today at 11:00 AM ET. The simultaneous webcast is available at www.ANS-medical.com/investors/index.html. A replay will be available after 1:00 PM ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21162435, after 1:00 PM ET.

About Advanced Neuromodulation Systems

     Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies and Fortune magazine recently recognized ANS as one of Fortune’s Top 100 Fastest-Growing Small Companies in the United States. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

     Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: continued market acceptance of the Genesis® IPG and GenesisXPTM IPG; competition from Medtronic, Inc. and future competitors; continued market acceptance of our Renew® system following the launches of the Genesis IPG and GenesisXP IPG; patient or physician selection of less invasive or less expensive alternatives; adverse changes in coverage or reimbursement amounts by Medicare, Medicaid, private insurers, managed care organizations or workers’ comp programs; intellectual property protection and potential infringement issues; obtaining necessary government approvals for new products or applications and maintaining compliance with FDA product and manufacturing requirements; product liability; reliance on single suppliers for certain components; completion of research and development projects in an efficient and timely manner; the satisfactory completion of clinical trials and/or market tests prior to the introduction of new products; successful integration of acquired businesses, products and technologies; international trade risks; and other risks detailed from time to time in the Company’s SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

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ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net revenue	$23,418,505	$14,327,505	$65,413,557	$39,223,522
Cost of revenue	6,384,445	4,853,409	20,317,415	14,430,996

Gross profit	17,034,060	9,474,096	45,096,142	24,792,526

Operating expenses:
Research and development	2,552,951	1,518,610	6,597,850	4,186,833
Sales and marketing	6,970,941	3,802,840	18,460,993	10,091,204
Amortization of intangibles	472,821	229,464	1,278,093	686,094
General and administrative	1,871,833	1,390,308	5,504,084	3,971,617

	11,868,546	6,941,222	31,841,020	18,935,748

Income from operations	5,165,514	2,532,874	13,255,122	5,856,778

Other income (expenses):
Interest expense	—	(2,514)	—	(10,759)
Other income	969,204	—	969,204	—
Interest income	200,243	374,991	776,370	595,685

	1,169,447	372,477	1,745,574	584,926

Income before income taxes	6,334,961	2,905,351	15,000,696	6,441,704
Income taxes	2,382,109	963,048	5,504,915	2,213,984

Net income	$3,952,852	$1,942,303	$9,495,781	$4,227,720

Basic income per share:
Net income	$0.20	$0.11	$0.50	$0.27

Number of basic shares	19,382,991	18,140,091	19,040,105	15,682,565

Diluted income per share:
Net income	$0.19	$0.10	$0.46	$0.24

Number of diluted shares	20,860,041	19,764,149	20,441,351	17,379,035

ADVANCED NEUROMODULATION SYSTEMS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2003	2002

Assets
Current assets:
Cash, certificates of deposit and short-term investments	$96,609,356	$96,769,918
Receivable, trade net	15,424,550	10,847,237
Receivable, other	146,758	189,017
Inventories	19,844,840	13,722,946
Deferred income taxes	2,919,571	1,122,617
Income tax receivable	321,378	—
Prepaid expenses and other current assets	1,142,111	1,032,883

Total current assets	136,408,564	123,684,618
Net property, plant and equipment	15,419,187	10,607,991
Patents, trademarks, purchased technology & other assets, net	30,407,864	24,051,518

Total assets	$182,235,615	$158,344,127

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,175,187	$2,392,579
Accrued salary and employee benefit costs	2,843,650	3,077,603
Deferred revenue	561,066	646,577
Commissions payable	1,228,473	794,521
Accrued tax abatement liability	—	969,204
Income taxes payable	—	822,228
Warranty reserve	354,029	402,259
Other accrued expenses	520,264	299,905

Total current liabilities	7,682,669	9,404,876
Deferred income taxes	4,502,743	3,731,939
Non-current deferred revenue	937,243	162,504
Total stockholders’ equity	169,112,960	145,044,808

Total liabilities and stockholders’ equity	$182,235,615	$158,344,127